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                                                                    EXHIBIT 23-B

                          Independent Auditors' Consent

To the Stockholders and Board of Directors
POSCO HULS Co., Ltd:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 11, 1999, relating to the balance sheet of POSCO HULS Co., Ltd. as of December 31, 1998, and the related statements of operations, appropriation (disposition) of retained earnings (accumulated deficit) and cash flows for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                        /s/ KPMG San Tong Corp.


Seoul, Korea
March 28, 2000

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